Adeona Announces Fourth Quarter 2009 Results and Achievements

Investor Call Scheduled for 9:00 AM EDT

ANN ARBOR, MI- Adeona Pharmaceuticals, Inc. (AMEX: AEN - News), a specialty pharmaceutical company developing new medicines for serious central nervous system diseases announced today that it will hold an investor conference call on Thursday, April 1, 2010, at 9:00 a.m. EDT. James S. Kuo, M.D., M.B.A., Adeona’s Chairman and Chief Executive Officer, will host the call.

In order to participate in the conference call, please call toll free: 888-211-4542 (US); international dial-in: 913-312-0684, conference ID. 7646444. The audio recording will be available for replay at http://www.adeonapharma.com for a period of at least 15 days after the call.

Adeona’s fourth quarter and recent highlights include the following:

●	appointment of Jeff L. Riley as a board director and a member of the audit and nominating committees;

●	completion of 50% enrollment in the current ongoing Trimesta multiple sclerosis clinical trial;

●	appointment of James S. Kuo, M.D., M.B.A., as Chairman and CEO;

●	additional $860,000 grant for the current ongoing Trimesta multiple sclerosis clinical trial; and

●	initiation of the CopperProof-2 clinical trial of Zinthionein ZC, the first controlled clinical trial of zinc therapy in Alzheimer’s disease or mild cognitive impairment.

As part of the recent change in Adeona’s management, the company has revised its corporate mission to focus on developing new drugs for serious central nervous system diseases. The company’s strategy is to in-license drug candidates that already have some evidence of clinical efficacy and either take them all the way to commercialization or find a corporate partner to complete commercialization and marketing.

Adeona’s lead drug candidate is Trimesta (estriol) for multiple sclerosis. The company is considering the development of Trimesta to treat cognitive loss in multiple sclerosis. This regulatory path could possibly expedite Trimesta’s commercialization. Cognitive loss is considered the leading cause of unemployment in multiple sclerosis and there is currently no FDA-approved therapy for it. Trimesta is the subject of an investigator-initiated, 150-patient, 16-center, clinical trial for the reduction in relapse rates in female relapsing remitting multiple sclerosis patients. This clinical trial is already over 50% enrolled.

Adeona is currently conducting a controlled clinical trial of ZinthioneinTM ZC, an oral zinc therapy, for the dietary management of Alzheimer’s disease and mild cognitive impairment in Clearwater, Florida (CopperProof-2). The clinical study seeks to compare ZinthioneinTM ZC, a patent-pending, once-a-day, gastroretentive, sustained-release zinc, and cysteine tablet, to placebo, as well as a marketed zinc product.

The CopperProof-2 study is a 60-patient, randomized, double-blind, placebo-controlled clinical study divided into two parts. Part 1 of the study is a single-dose, three arm bioavailability and tolerability comparison of ZinthioneinTM ZC, versus a marketed zinc product, versus placebo. Adeona anticipates completing the first cohort of 15 subjects in Part 1 of the study and reporting results soon.

Part 2 of the study has a treatment duration of 6 months. A number of additional subjects have completed screening and the mandatory wash-out period, which requires abstention from copper-containing supplements for 30 days prior to dosing. Adeona expects to initiate dosing in these subjects in the next several weeks.

Since initiating this study in December of 2009, Adeona has treated a total of 11 subjects, 9 of whom are currently continuing daily treatment or placebo in Part 2 of the study. In order to expedite enrollment and completion of this study, Adeona plans to expand this clinical trial from a single site, to two additional sites in Florida.

In line with its new corporate objectives, Adeona has taken a disciplined approach to managing its burn rate. The company has reduced its CopperProof™ Test marketing expenses and sales personnel with the corporate goal of the HartLab subsidiary re-achieving profitability within a reasonable near term time frame.

“The past month has seen profound changes in Adeona’s direction,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chairman and CEO. "Trimesta is an extremely exciting lead candidate with tremendous potential to transform the care of multiple sclerosis patients. In addition, we believe that dietary management of Alzheimer’s and mild cognitive impairment patients with ZinthioneinTM ZC may represent an important and safe treatment option for a disease that affects tens of millions of people in the U.S. alone. We have discussions underway with potential corporate partners for this and other programs that we believe could represent the most efficient commercialization route.”

Financial Results for 2009

Adeona’s net loss for the year ended December 31, 2009 was approximately $3.7 million, or $0.18 per share, compared to a net loss of approximately $7.2 million or $0.35 per share, for 2008. This decrease of $3.5 million was primarily due to the significant downsizing and cost saving measures taken. For the year ended December 31, 2009, research and development expenses decreased by $3.4 million, primarily related to a decrease associated with the development of our licensed clinical drug candidates, a decrease in stock based compensation charges and a decrease in salaries and related taxes and other across the board cost cutting measures. General and administrative expenses decreased by approximately $100,000, which is primarily due to slight decreases in salaries and related payroll taxes, stock-based compensation charges, allocated overhead and professional fees.

At December 31, 2009, Adeona had cash of approximately $2.7 million, compared to approximately $5.9 million at December 31, 2008. The decrease of approximately $3.2 million is attributable to net cash used in operations of approximately $2.9 million, plus net cash used in the acquisition of HartLab of approximately $200,000, offset by approximately $25,000 relating to the gain on the sale of certain equipment, plus net cash of approximately $50,000 used in the acquisition of treasury stock.

About Adeona Pharmaceuticals, Inc.

Adeona (AMEX:AEN) is a pharmaceutical company developing new medicines for serious central nervous systems diseases. Adeona’s primary strategy is to in-license clinical-stage drug candidates that have already demonstrated a certain level of clinical efficacy and develop them further to either commercialization or a development collaboration. Trimesta (estriol) is an investigational oral drug for the treatment of relapsing remitting multiple sclerosis. A 150-patient, 16-center, randomized, double-blind, placebo-controlled clinical trial is currently underway. ZinthioneinTM ZC (zinc cysteine) is an oral, gastro-retentive, sustained-release medical food candidate being developed for the dietary management of Alzheimer’s disease and mild cognitive impairment. In December of 2009, Adeona initiated a 60-patient clinical study. Effirma (flupirtine) is a novel centrally-acting investigational oral drug for the treatment of fibromyalgia syndrome. It is ready for a 90-patient proof-of-concept clinical trial. dnaJP1 (hsp peptide) is an investigational oral drug for the treatment of rheumatoid arthritis. It has completed a 160-patient, multi-center, randomized, double-blind, placebo-controlled clinical trial. CD4 Inhibitor 802-2 (cyclic heptapeptide) is an investigational drug for the prevention of severe graft-versus-host disease.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding our clinical trials, our establishment of partnerships and our execution of our growth strategy. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company's ability to promote or commercialize its products for awareness, prevention, diagnosis or treatment of zinc deficiency and chronic copper toxicity, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, our inability to obtain the capital necessary to fund the company's research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2009 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

James S. Kuo, M.D., M.B.A.
Chairman and Chief Executive Officer
(734) 332-7800